Exhibit 99.1

Mr. Cooper Group Inc. Announces Pricing of Offering of $850 Million of Senior Notes

DALLAS—(BUSINESS WIRE)—August 3, 2020—Mr. Cooper Group Inc. (NASDAQ: COOP) (“Mr. Cooper”) announced the pricing of an offering by Nationstar Mortgage Holdings Inc., a direct wholly-owned subsidiary of Mr. Cooper (“Nationstar”) of $850,000,000 5.50% Senior Notes due 2028 (the “Notes”). The Notes will bear interest at 5.50% per annum and will mature on August 15, 2028. Interest on the Notes will be payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2021.

The offering is expected to close on or around August 6, 2020, subject to customary closing conditions. It is expected that the net proceeds of the offering, together with cash on hand, will be used to redeem all $950 million of the outstanding 8.125% Senior Notes due 2023 issued by Nationstar. The Notes will be guaranteed on a joint and several basis by Mr. Cooper and wholly-owned domestic subsidiaries of Nationstar (other than certain excluded subsidiaries).

The offering of the Notes was made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to investors who are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Mr. Cooper’s Securities and Exchange Commission filings. Past results of Mr. Cooper are not necessarily indicative of future results. Mr. Cooper does not undertake any obligation to update any forward-looking statement.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. Xome provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and mortgage companies. For more information, visit www.mrcoopergroup.com.

Contacts

Investor Contact:

Kenneth Posner, SVP Strategic Planning and Investor Relations

(469) 426-3633

Shareholders@mrcooper.com

Media Contact:

Christen Reyenga, VP Corporate Communications

MediaRelations@mrcooper.com